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As filed with the Securities and Exchange Commission on June 3, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
 Under
 THE SECURITIES ACT OF 1933

FINISAR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3038428 (I.R.S. Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, California 94089
(408) 548-1000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

JERRY S. RAWLS
Chief Executive Officer
FINISAR CORPORATION
1308 Moffett Park Drive
Sunnyvale, California 94089
(408) 548-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

STEPHEN K. WORKMAN Vice President, Finance Chief Financial Officer and Secretary Finisar Corporation 1308 Moffett Park Drive Sunnyvale, California 94089 (408) 548-1000	JOE C. SORENSON, ESQ. Gray Cary Ware & Freidenrich LLP 400 Hamilton Avenue Palo Alto, California 94301-1825 (650) 833-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

        If this Form is filed to a register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock ($0.001 par value)	2,198,697 shares	$3.07	$6,750,000	$621

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g) of the Securities Act of 1933, and based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on May 28, 2002.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Subject to Completion, Dated May         , 2002

PROSPECTUS

2,198,697 Shares

Finisar Corporation

Common Stock

        This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of Finisar Corporation. The shares of our common stock will be offered by New Focus, Inc. which received its shares when we acquired certain assets of New Focus. We will receive no part of the proceeds of the sale of any shares offered in this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder. None of the shares offered pursuant to this prospectus have been registered prior to the filing of the registration statement of which this prospectus is a part.

        The common stock offered in this prospectus may be offered and sold by the selling stockholder directly or through broker-dealers acting solely as agents. In addition, the broker-dealers may acquire the common stock as principals. The distribution of the common stock may be effected in one or more of the following types of transactions:

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  transactions on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

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  transactions in the over-the-counter market; or

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  transactions otherwise than on such exchanges or services or in the over-the-counter market.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade. These transactions may be made at market prices and on terms prevailing at the time of sale, prices related to such prevailing market prices or negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with these sales.

        Finisar Corporation's common stock is traded on the Nasdaq National Market under the symbol "FNSR". On May 28, 2002, the last reported sales price for the common stock was $3.07 per share.

        INVESTING IN THE COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

        The selling stockholder and any broker executing selling orders on behalf of the selling stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933. Commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURTIES OR
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholder is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

        Finisar is a registered trademark of Finisar Corporation. This prospectus contains product names, trade names and trademarks of Finisar and other organizations.

        The terms "Finisar," "we," "us," "our," and the "company" refer only to Finisar Corporation and its consolidated subsidiaries.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and in the documents incorporated by reference constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words like "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events; however, business and operations are subject to a variety of risks and uncertainties, including those listed under "Risk Factors" and elsewhere in this prospectus, and, consequently, actual results may materially differ from those projected by any forward-looking statements. You should not place undue reliance on these forward-looking statements.

i

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. You should read the entire prospectus and the documents incorporated by reference in this prospectus carefully before making an investment decision.

Finisar Corporation

        We are a leading provider of fiber optic subsystems and network test and monitoring systems that enable high-speed data communications over local area networks, or LANs, storage area networks, or SANs, and metropolitan access networks, or MANs. We are focused on the application of digital fiber optics to provide a broad line of high-performance, reliable, value-added optical subsystems for data networking and storage equipment manufacturers. Our line of optical components and subsystems supports a wide range of network applications, transmission speeds, distances and physical mediums. We also provide network performance test and monitoring systems that assist networking and storage equipment manufacturers in the efficient design of reliable, high-speed networking systems and the testing and monitoring of the performance of these systems.

        To date, our revenues have been principally derived from sales to customers who sell products for building and testing storage area networks. Approximately 68% of our total revenues were derived from sales to these customers in fiscal 2001 and the remaining portion of our sales were primarily to customers who sell Gigabit Ethernet applications for building and testing LAN and MAN networks. In fiscal 2001, we sold our products to over 400 customers, including leading manufacturers such as Brocade Communications Systems, Inc., EMC Corp, Emulex Corp and ONI Systems Corp.

        The development and manufacture of high quality, cost-effective fiber optic subsystems for LANs, SANs and MANs present a number of significant technical challenges. Data integrity, reliability and standards compliance become increasingly difficult at high transmission speeds. Additionally, manufacturers require optical subsystems that support a broad range of network applications. To date, we believe that only a limited number of companies have developed the specialized expertise required to engineer fiber optic subsystems and network performance test systems that meet the requirements of manufacturers of high-speed data networking and storage systems. Our optical subsystems and network test and monitoring systems are designed to provide the following key benefits to systems manufacturers:

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  Value-Added Functions and Intelligence. Our high-speed fiber optic subsystems are engineered to provide our customers with value-added functionality beyond the basic capability of enabling high-speed data transmission. Many of our optical subsystems include a microprocessor containing specially-developed software that allows customers to monitor the optical performance of each port on their systems in real time and features that automatically recognize different versions of the Fibre Channel protocol and enable our subsystems to interoperate with older, installed networking systems. Our test systems also contain value-added software functions that permit users to simulate and track errors.

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  High Level of Data Integrity. Through the use of advanced packaging and circuit design, our optical subsystems deliver data at very high speeds over varying distances with very low error rates. This degree of data integrity allows our subsystems to operate reliably over a wide range of temperatures and other field conditions which we believe enables our customers to design and deliver more robust systems.

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  High Reliability. We design all of our optical subsystems to provide the high reliability required for data networking and storage applications that are critical to an enterprise. Using standard statistical methodology and testing, we have been able to predict that some of our products can be expected to operate reliably for up to 40 million hours. In addition, because our subsystems are designed to emit lower levels of electromagnetic interference, or EMI, than the standards set by the Federal Communications Commission, we offer manufacturers greater flexibility in the design of their systems and integration of other components and subsystems.

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  Broad Optical Subsystem Product Line. We offer a broad line of optical subsystems that operate at varying protocols, speeds, fiber types, voltages, wavelengths and distances and are available in a variety of industry standard packaging configurations, or form factors. The breadth of our optical subsystems product line is important to many of our customers who manufacture a wide range of networking products for diverse applications.

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  Broad Test System Product Line. We offer a broad line of test systems to assist our customers in efficiently designing reliable, high-speed networking systems and testing and monitoring the performance of these systems. We believe our test systems enable our customers to focus their attention on the development of new products, reduce overall development costs and speed time to market.

        Our goal is to be the optical subsystem and network performance test system provider of choice for multiple protocols and network applications. We intend to maintain our technological leadership through continual enhancement of our existing products and the development of new products as evolving technology permits higher speed transmission of data, with greater capacity, over longer distances. We also intend to acquire complementary technologies which enhance our product portfolio, reduce costs or improve customer service. We plan to leverage our relationships with our existing customers as they enter new, high-speed data communications markets and to expand our sales and marketing organization in order to establish new relationships with other key data and storage networking manufacturers. By capitalizing on our customers' satisfaction and our service-oriented approach, we intend to take advantage of cross-selling opportunities.

        Between October 2000 and May 2001, we acquired Sensors Unlimited, Inc., Demeter Technologies, Inc., Medusa Technologies, Inc., Shomiti Systems, Inc. and Transwave Fiber, Inc. These acquisitions broaden our product offerings and provide us access to advanced optical component technologies that we believe will enable us to develop more integrated subsystems and will allow us to accelerate our product development cycle.

        We were incorporated in California in April 1987 and reincorporated in Delaware in November 1999. Our principal executive offices are located at 1308 Moffett Park Drive, Sunnyvale, California 94089, our telephone number is (408) 548-1000 and our website is located at www.finisar.com. Information on our website is not a part of this prospectus.

Recent Developments

Acquisition of Assets of New Focus, Inc.

        We entered into an agreement with New Focus, Inc., dated April 24, 2002 pursuant to which we acquired certain assets, including equipment, inventory and intellectual property related to the New Focus passives optical components business. Pursuant to the agreement, we agreed to issue shares of our common stock having an aggregate value of $6,750,000. The exact number of shares issued will be determined by dividing $6,750,000 by the ten-day average closing trading price for our common stock ending two days prior to the date of this prospectus. Based on the closing trading price for our common stock on May 28, 2002, a total of 2,198,697 shares of common stock would be issued to New Focus.

The Offering

Common stock offered by selling stockholder	2,198,697 shares
Common stock to be outstanding after this offering	198,579,066 shares
Use of proceeds	We will not receive any of the proceeds from the sale of shares by the selling stockholder.
Nasdaq National Market symbol	FNSR

        The number of shares that will be outstanding after the offering is based on the number of shares outstanding as of April 30, 2002 and excludes shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan and upon exercise of stock options assumed in connection with our acquisitions of Sensors Unlimited, Inc., Demeter Technologies, Inc., Medusa Technologies, Inc., Shomiti Systems, Inc. and Transwave Fiber, Inc.

RISK FACTORS

        An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus and in the documents incorporated by reference in this prospectus before deciding to purchase shares of our common stock. If any of these risks occur, our business could be harmed, the trading price of our stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

Our future revenues are unpredictable, our operating results are likely to fluctuate from quarter to quarter, and if we fail to meet the expectations of securities analysts or investors, our stock price could decline significantly.

        Our quarterly and annual operating results have fluctuated in the past and are likely to fluctuate significantly in the future due to a variety of factors, some of which are outside of our control. Accordingly, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indications of future performance. Some of the factors that could cause our quarterly or annual operating results to fluctuate include market acceptance of our products and the Gigabit Ethernet and Fibre Channel standards, market demand for the products manufactured by our customers, product development and production, competitive pressures and customer retention.

        We may experience a delay in generating or recognizing revenues for a number of reasons. Orders at the beginning of each quarter typically do not equal expected revenues for that quarter and are generally cancelable at any time. Accordingly, we depend on obtaining orders during a quarter for shipment in that quarter to achieve our revenue objectives. Failure to ship these products by the end of a quarter may adversely affect our operating results. Furthermore, our customer agreements typically provide that the customer may delay scheduled delivery dates and cancel orders within specified time frames without significant penalty. Because we base our operating expenses on anticipated revenue trends and a high percentage of our expenses are fixed in the short term, any delay in generating or recognizing forecasted revenues could significantly harm our business. During the six months ended July 31, 2001, we experienced reduced orders, and in some cases cancellations of existing orders, from our customers due primarily to the general economic slowdown. As a result, our revenues declined on a sequential basis during the quarters ended April 30, 2001 and July 31, 2001 in comparison to the previous quarter. While revenues increased slightly during the quarters ended October 31, 2001 and January 31, 2002, it is likely that in some future quarters our operating results may again decrease from the previous quarter or fall below the expectations of securities analysts and investors. In this event, the trading price of our common stock would significantly decline.

Our business and future operating results are subject to a wide range of uncertainties arising out of the recent terrorist attacks.

        Like other U.S. companies, our business and operating results are subject to uncertainties arising out of the recent terrorist attacks on the United States, including the potential worsening or extension of the current global economic slowdown, the economic consequences of military action or additional terrorist activities and associated political instability, and the impact of heightened security concerns on domestic and international travel and commerce. In particular, due to these uncertainties we are subject to:

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  increased risks related to the operations of our new manufacturing facility in Malaysia;

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  greater risks of disruption in the operations of our Asian contract manufacturers and more frequent instances of shipping delays; and

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  the risk that future tightening of immigration controls may adversely affect the residence status of non-U.S. engineers and other key technical employees in our U.S. facilities or our ability to hire new non-U.S. employees in such facilities.

Our success is dependent on the continued development of the emerging high-speed LAN, SAN and MAN markets.

        Our optical subsystem and network test and monitoring system products are used exclusively in high-speed local area networks, or LANs, storage area networks, or SANs, and metropolitan access networks, or MANs. Accordingly, widespread adoption of high-speed LANs, SANs and MANs is critical to our future success. The markets for high-speed LANs, SANs and MANs have only recently begun to develop and are rapidly evolving. Because these markets are new and evolving, it is difficult to predict their potential size or future growth rate. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like high-speed LAN, SAN or MAN networks, particularly during periods of economic slowness. Our success in generating revenue in these emerging markets will depend, among other things, on the growth of these markets. There is significant uncertainty as to whether these markets ultimately will develop or, if they do develop, that they will develop rapidly. In particular, the general economic slowdown that began in 2001 has resulted in a slower than expected build out of LANs, SANs and MANs which, in turn, has resulted in reduced demand for the data networking and storage products of our customers, and consequently has hurt our sales. If the economic slowdown continues or worsens, or if the markets for high-speed LANs, SANs or MANs for any other reason fail to develop or develop more slowly than expected, or if our products do not achieve widespread market acceptance in these markets, our business would be significantly harmed.

We will face challenges to our business if our target markets adopt alternate standards to Fibre Channel and Gigabit Ethernet technology or if our products fail to comply with evolving industry standards and government regulations.

        We have based our product offerings principally on Fibre Channel and Gigabit Ethernet standards and our future success is substantially dependent on the continued market acceptance of these standards. If an alternative technology is adopted as an industry standard within our target markets, we would have to dedicate significant time and resources to redesign our products to meet this new industry standard. Our products comprise only a part of an entire networking system, and we depend on the companies that provide other components to support industry standards as they evolve. The failure of these companies, many of which are significantly larger than we are, to support these industry standards could negatively impact market acceptance of our products. Moreover, if we introduce a product before an industry standard has become widely accepted, we may incur significant expenses and losses due to lack of customer demand, unusable purchased components for these products and the diversion of our engineers from future product development efforts. In addition, because we may develop some products prior to the adoption of industry standards, we may develop products that do not comply with the eventual industry standard. Our failure to develop products that comply with industry standards would limit our ability to sell our products. Finally, if new standards evolve, we may not be able to successfully design and manufacture new products in a timely fashion, if at all, that meet these new standards.

        In the United States, our products must comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop also will be required to comply with standards established by local authorities in various countries. Failure to comply with existing or evolving standards established by regulatory authorities or to obtain timely domestic or foreign regulatory approvals or certificates could significantly harm our business.

We depend on large purchases from a few significant customers, and any loss, cancellation, reduction or delay in purchases by these customers could harm our business.

        A small number of customers have accounted for a significant portion of our revenues. Our success will depend on our continued ability to develop and manage relationships with significant customers. Sales to our top three customers represented approximately 54% of total revenues in fiscal 1999, 55% in fiscal 2000, 48% in fiscal 2001 and 32% in the nine months ended January 31, 2002. Although we are attempting to expand our customer base, we expect that significant customer concentration will continue for the foreseeable future.

        The markets in which we sell our products are dominated by a relatively small number of systems manufacturers, thereby limiting the number of our potential customers. Our dependence on large orders from a relatively small number of customers makes our relationship with each customer critically important to our business. We cannot assure you that we will be able to retain our largest customers, that we will be able to attract additional customers or that our customers will be successful in selling their products that incorporate our products. We have in the past experienced delays and reductions in orders from some of our major customers. We experienced reduced orders, and in some cases cancellations of existing orders, from our customers during the six month period ended July 31, 2001. In addition, our customers have in the past sought price concessions from us and will continue to do so in the future. Further, some of our customers may in the future shift their purchases of products from us to our competitors or to joint ventures between these customers and our competitors. The loss of one or more of our largest customers, any reduction or delay in sales to these customers, our inability to successfully develop relationships with additional customers or future price concessions that we may make could significantly harm our business.

Because we do not have long-term contracts with our customers, our customers may cease purchasing our products at any time if we fail to meet our customers' needs.

        Typically, we do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

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  our customers can stop purchasing our products at any time without penalty;

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  our customers are free to purchase products from our competitors; and

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  our customers are not required to make minimum purchases.

        Sales are typically made pursuant to individual purchase orders, often with extremely short lead times. If we are unable to fulfill these orders in a timely manner, we will lose sales and customers.

Our market is subject to rapid technological change, and to compete effectively we must continually introduce new products that achieve market acceptance.

        The markets for our products are characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. We expect that new technologies will emerge as competition and the need for higher and more cost effective bandwidth increases. Our future performance will depend on the successful development, introduction and market acceptance of new and enhanced products that address these changes as well as current and potential customer requirements. The introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. In addition, a slowdown in demand for existing products ahead of a new product introduction could result in a writedown in the value of inventory on hand related to existing products. We have in the past experienced a slowdown in demand for existing products and delays in new product development and such delays may occur in the future. To the extent customers defer or cancel orders for existing products due to a slowdown in demand or in the expectation of a new product release or there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. We also may not be able to develop the underlying core technologies necessary to create new products and enhancements, or to license these technologies from third parties. Product development delays may result from numerous factors, including:

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  changing product specifications and customer requirements;

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  difficulties in hiring and retaining necessary technical personnel;

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  difficulties in reallocating engineering resources and overcoming resource limitations;

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  difficulties with contract manufacturers;

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  changing market or competitive product requirements; and

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  unanticipated engineering complexities.

        The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure you that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, if at all, or on a timely basis. Further, we cannot assure you that our new products will gain market acceptance or that we will be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

Continued competition in our markets may lead to a reduction in our prices, revenues and market share.

        The markets for optical components and subsystems and network test and monitoring systems for use in LANs, SANs and MANs are highly competitive. Our current competitors include a number of domestic and international companies, many of which have substantially greater financial, technical, marketing and distribution resources and brand name recognition than we have. We expect that more companies, including some of our customers, will enter the market for optical subsystems and network test and monitoring systems. We may not be able to compete successfully against either current or future competitors. Increased competition could result in significant price erosion, reduced revenue, lower margins or loss of market share, any of which would significantly harm our business. For optical subsystems, we compete primarily with Agilent Technologies, Inc., Infineon Technologies AG, JDS Uniphase Corporation (which recently acquired the optical transceiver business of International Business Machines Corporation), Luminent, Inc., Molex Premise Networks, Optical Communications Products, Inc., Picolight Inc. and Stratos Lightwave, Inc. (formerly Methode Electronics). For network test and monitoring systems, we compete primarily with Ancot Corporation, I-Tech Corporation, Xyratex International and Network Associates, Inc. Our competitors continue to introduce improved products with lower prices, and we will have to do the same to remain competitive. In addition, some of our current and potential customers may attempt to integrate their operations by producing their own optical components and subsystems and network test and monitoring systems or acquiring one of our competitors, thereby eliminating the need to purchase our products. Furthermore, larger companies in other related industries, such as the telecommunications industry, may develop or acquire technologies and apply their significant resources, including their distribution channels and brand name recognition, to capture significant market share.

Decreases in average selling prices of our products may reduce gross margins.

        The market for optical subsystems is characterized by declining average selling prices resulting from factors such as increased competition, the introduction of new products and increased unit volumes as manufacturers continue to deploy network and storage systems. We have in the past experienced, and in the future may experience, substantial period-to-period fluctuations in operating results due to declining average selling prices. We anticipate that average selling prices will decrease in the future in response to product introductions by competitors or us, or by other factors, including price pressures from significant customers. Therefore, we must continue to develop and introduce on a timely basis new products that incorporate features that can be sold at higher average selling prices. Failure to do so could cause our revenues and gross margins to decline, which would significantly harm our business.

        We may be unable to reduce the cost of our products sufficiently to enable us to compete with others. Our cost reduction efforts may not allow us to keep pace with competitive pricing pressures or lead to improved gross margins. In order to remain competitive, we must continually reduce the cost of manufacturing our products through design and engineering changes. We may not be successful in redesigning our products or delivering our products to market in a timely manner. We cannot assure you that any redesign will result in sufficient cost reductions to allow us to reduce the price of our products to remain competitive or improve our gross margin.

Shifts in our product mix may result in declines in gross margins.

        Our gross profit margins vary among our product families, and our gross margins are generally higher on our network test and monitoring systems than on our optical subsystems. Our gross margins are generally lower for newly introduced products and improve as unit volumes increase. Our overall gross margins have fluctuated from period to period as a result of shifts in product mix, the introduction of new products, decreases in average selling prices for older products and our ability to reduce product costs. As a result of a significant growth in sales of optical subsystem products in fiscal 2001, including sales of new products to a number of new customers, we have experienced a product shift toward a greater percentage of optical subsystem products resulting in a decline in overall gross margins.

We are subject to pending legal proceedings.

  Securities Class Action Lawsuit

        A class action lawsuit was filed on November 30, 2001, in the United States District Court for the Southern District of New York on behalf of purchasers of our common stock alleging violations of federal securities laws. The case is brought purportedly on behalf of all persons who purchased our common stock from November 17, 1999 through December 6, 2000. The complaint names as defendants Finisar, Jerry S. Rawls, our President and Chief Executive Officer, Frank H. Levinson, our Chairman of the Board and Chief Technical Officer, Stephen K. Workman, our Vice President, Finance and Chief Financial Officer, and an investment banking firm that served as an underwriter for our initial public offering in November 1999 and a secondary offering in April 2000. In April 2002, an amended complaint was served on the defendants. The amended complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and, as to the underwriter only, Section 10(b) of the Securities Exchange Act of 1934, on the grounds that the prospectuses incorporated in the registration statements for the offerings failed to disclose, among other things, that (i) the underwriter had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriter allocated to those investors material portions of the shares of our common stock sold in the initial public offering, and (ii) the underwriter had entered into agreements with customers whereby the underwriter agreed to allocate shares of our common stock sold in the initial public offering to those customers in exchange for which the customers agreed to purchase additional shares of our stock in the aftermarket at pre-determined prices. The amended complaint also alleges that false analyst reports were issued. No specific damages are claimed. We are aware that similar allegations have been made in lawsuits relating to more than 300 other initial public offerings conducted in 1999 and 2000. Those cases have been consolidated for pretrial purposes before the Honorable Judge Shira A. Scheindlin and the defendants' time to respond to the complaints has been stayed pending a plan for further coordination. We believe that the allegations against Finisar and our officers and directors are without merit and intend to contest them vigorously. However, the litigation is in a preliminary stage and we cannot predict its outcome. The litigation process is inherently uncertain. If the outcome of the litigation is adverse to us and if we are required to pay significant monetary damages, our business would be significantly harmed.

  Patent litigation

        In March 2002, Rockwell Automation Technologies, Inc. ("Rockwell AT"), a manufacturer of electronic component devices, filed a lawsuit against us, our subsidiary Sensors Unlimited, and several other manufacturers, alleging that we either used some of the metal organic chemical vapor deposition ("MOCVD") wafers purchased from IQE (Europe), Ltd f.k.a. Epitaxial Products International, Ltd ("IQE") or others and/or fabricated wafers ourselves that were manufactured by a process that infringed on one or more claims on one expired patent originally issued to Rockwell International Corporation in 1983 and ultimately assigned to Rockwell AT. The complaint asked for monetary damages. In April 2002, Rockwell AT dismissed the complaint against us and our subsidiary Sensors Unlimited, without prejudice to its right to refile a lawsuit for infringement against us at a later date. We believe that the allegations against us and our subsidiary are without merit and if another lawsuit is filed in the future, we intend to contest it vigorously. However, the litigation process is inherently uncertain. If the outcome of any such litigation is adverse to us and if, in addition, we are required to pay significant monetary damages, our business would be significantly harmed.

Our customers often evaluate our products for long and variable periods, which causes the timing of our revenues and results of operations to be unpredictable.

        The period of time between our initial contact with a customer and the receipt of an actual purchase order may span a year or more. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products before purchasing and using them in their equipment. Our customers do not typically share information on the duration or magnitude of these qualification procedures. The length of these qualification processes also may vary substantially by product and customer, and, thus, cause our results of operations to be unpredictable. While our potential customers are qualifying our products and before they place an order with us, we may incur substantial sales and marketing expenses and expend significant management effort. Even after incurring such costs we ultimately may not sell any products to such potential customers. In addition, these qualification processes often make it difficult to obtain new customers, as customers are reluctant to expend the resources necessary to qualify a new supplier if they have one or more existing qualified sources. Once our products have been qualified, our agreements with our customers have no minimum purchase commitments. Failure of our customers to incorporate our products into their systems would significantly harm our business.

We depend on contract manufacturers for a substantial portion of our assembly requirements, and if these manufacturers fail to provide us with adequate supplies of high-quality products, our competitive position, reputation and business could be harmed.

        We currently rely on four contract manufacturers for a substantial portion of our assembly requirements. We do not have long term contracts with any of these manufacturers. We have experienced delays in product shipments from contract manufacturers in the past, which in turn delayed product shipments to our customers. We may in the future experience similar delays or other problems, such as inferior quality and insufficient quantity of product, any of which could significantly harm our business. We cannot assure you that we will be able to effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality and quantity. We intend to regularly introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. The inability of our contract manufacturers to provide us with adequate supplies of high-quality products or the loss of any of our contract manufacturers would cause a delay in our ability to fulfill orders while we obtain a replacement manufacturer and would significantly harm our business. If the demand for our products grows, we will need to increase our material purchases, contract manufacturing capacity and internal test and quality assurance functions. The inability to obtain adequate supplies of high-quality products from our contract manufacturers to enable us to fulfill orders to our customers during any period in which we experience production delays would harm our business.

If we cannot successfully transfer our manufacturing processes to our new facility in Malaysia, we could lose sales and increase our cost of goods.

        We are shifting a substantial portion of our manufacturing requirements to our new facility in Malaysia. The transfer of these manufacturing processes represents a significant fixed cost. We have limited experience manufacturing our products. In addition, it may be difficult to control the manufacturing processes in a facility located outside of the United States. As a result, we may experience difficulty in implementing our manufacturing processes in this new facility, which could lead to an increase in our cost of goods and production delays. Any disruptions in product flow could limit our revenue, adversely affect our competitive position and reputation and result in additional costs or cancellation of orders under agreements with our customers.

We depend on facilities located outside of the United States to manufacture a substantial portion of our products, which subjects us to additional risks.

        In addition to our facility in Malaysia, three of the four contract manufacturers we rely on are located outside of the United States. Each of these facilities and manufacturers subjects us to the following additional risks associated with international manufacturing:

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  unexpected changes in regulatory requirements;

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  legal uncertainties regarding liability, tariffs and other trade barriers;

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  inadequate protection of intellectual property in some countries;

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  greater incidence of shipping delays;

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  greater difficulty in overseeing manufacturing operations;

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  potential political and economic instability; and

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  currency fluctuations.

        Any of these factors could significantly impair our ability to source our contract manufacturing requirements internationally.

We may lose sales if our suppliers fail to meet our needs.

        We currently purchase several key components used in the manufacture of our products from single or limited sources. We depend on these sources to meet our needs. Moreover, we depend on the quality of the products supplied to us over which we have limited control. We have encountered shortages and delays in obtaining components in the past and expect to encounter shortages and delays in the future. If we cannot supply products due to a lack of components, or are unable to redesign products with other components in a timely manner, our business will be significantly harmed. We have no long-term or short-term contracts for any of our components. As a result, a supplier can discontinue supplying components to us without penalty. If a supplier discontinued supplying a component, our business may be harmed by the resulting product manufacturing and delivery delays.

        We use rolling forecasts based on anticipated product orders to determine our component requirements. Lead times for materials and components that we order vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for particular components. If we overestimate our component requirements, we may have excess inventory, which would increase our costs. If we underestimate our component requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would significantly harm our business.

We are dependent on widespread market acceptance of two product families, and our revenues will decline if the market does not continue to accept either of these product families.

        We currently derive substantially all of our revenue from sales of our optical components and subsystems and network test and monitoring systems. We expect that revenue from these products will continue to account for substantially all of our revenue for the foreseeable future. Accordingly, widespread acceptance of these products is critical to our future success. If the market does not continue to accept either our optical components and subsystems or our network test and monitoring systems, our revenues will decline significantly. Factors that may affect the market acceptance of our products include the continued growth of the markets for LANs, SANs, and MANs and, in particular, Gigabit Ethernet and Fibre Channel-based technologies as well as the performance, price and total cost of ownership of our products and the availability, functionality and price of competing products and technologies.

        Many of these factors are beyond our control. In addition, in order to achieve widespread market acceptance, we must differentiate ourselves from the competition through product offerings and brand name recognition. We cannot assure you that we will be successful in making this differentiation or achieving widespread acceptance of our products. Failure of our existing or future products to maintain and achieve widespread levels of market acceptance will significantly impair our revenue growth.

Recent and future acquisitions and strategic investments could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

        Between October 2000 and May 2001, we completed the acquisition of five privately-owned companies. We expect to continue to review opportunities to acquire other businesses, products or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. In four of our five acquisitions, we issued stock as all or a portion of the consideration, and we are obligated to release additional shares from escrow and to issue additional shares in connection with two of the acquisitions upon the occurrence of certain contingencies and achievement of certain milestones. The issuance of stock in these and any future transactions has or would dilute stockholders' percentage ownership.

        Other risks associated with acquiring the operations of other companies include:

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  problems assimilating the purchased operations, technologies or products;

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  unanticipated costs associated with the acquisition;

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  diversion of management's attention from our core business;

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  adverse effects on existing business relationships with suppliers and customers;

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  risks associated with entering markets in which we have no or limited prior experience; and

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  potential loss of key employees of purchased organizations.

        We cannot assure you that we would be successful in overcoming problems encountered in connection with such acquisitions, and our inability to do so could significantly harm our business.

        We have also made minority equity investments in early-stage technology companies, totaling $41.5 million, including a loan of $7.0 million to one company in which we also have a minority position, and we intend to review additional opportunities to make strategic equity investments in pre-public companies where we believe such investments will provide us with opportunities to gain access to important technologies or otherwise enhance important commercial relationships. We have little or no influence over the early-stage companies in which we have made or may make these strategic, minority equity investments. Each of these investments in pre-public companies involves a high degree of risk. We may not be successful in achieving the technological or commercial advantage upon which any given investment is premised, and failure by the early-stage company to achieve its own business objectives could result in a loss of all or part of our invested capital.

Because of intense competition for technical personnel, we may not be able to recruit or retain necessary personnel.

        We believe our future success will depend in large part upon our ability to attract and retain highly skilled managerial, technical, sales and marketing, finance and manufacturing personnel. In particular, we will need to increase the number of technical staff members with experience in high-speed networking applications as we further develop our product lines. Competition for these highly skilled employees in our industry is intense. Our failure to attract and retain these qualified employees could significantly harm our business. The loss of the services of any of our qualified employees, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel could hinder the development and introduction of and negatively impact our ability to sell our products. In addition, employees may leave our company and subsequently compete against us. Moreover, companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We have been subject to claims of this type and may be subject to such claims in the future as we seek to hire qualified personnel. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits.

Continued growth will strain our operations and require us to incur costs to upgrade our infrastructure.

        We experienced a period of sustained growth through the third quarter of fiscal 2001, which placed a significant strain on our resources. Although we experienced a significant decline in revenues during the two subsequent quarters and only slight revenue growth in the quarters ended October 31, 2001 and January 31, 2002, we plan to continue to expand our operations in anticipation of future growth. If we fail to properly manage our expected growth, we may make mistakes in operating our business, such as inaccurate sales forecasting, material planning and reporting, which may result in fluctuations in our operating results and cause the price of our stock to decline. In order to manage our growth effectively, we must implement and improve our operational systems, procedures and controls on a timely basis. If we cannot manage growth effectively, our business could be significantly harmed.

Our products may contain defects that may cause us to incur significant costs, divert our attention from product development efforts and result in a loss of customers.

        Networking products frequently contain undetected software or hardware defects when first introduced or as new versions are released. Our products are complex and defects may be found from time to time. In addition, our products are often embedded in or deployed in conjunction with our customers' products which incorporate a variety of components produced by third parties. As a result, when problems occur, it may be difficult to identify the source of the problem. These problems may cause us to incur significant damages or warranty and repair costs, divert the attention of our engineering personnel from our product development efforts and cause significant customer relation problems or loss of customers, all of which would harm our business.

Our failure to protect our intellectual property may significantly harm our business.

        Our success and ability to compete is dependent in part on our proprietary technology. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. To date, we have relied primarily on proprietary processes and know-how to protect our intellectual property. Although we have filed applications for a number of patents, some of which have issued, we cannot assure you that any patents will issue as a result of pending patent applications or that our issued patents will be upheld. Any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues. Despite our efforts to protect our proprietary rights, existing patent, copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technology or deter others from developing similar technology. Furthermore, policing the unauthorized use of our products is difficult. Litigation may be necessary in the future to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. This litigation could result in substantial costs and diversion of resources and could significantly harm our business.

Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products.

        The networking industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement. We were recently involved in a series of related patent infringement lawsuits. From time to time, other parties may assert patent, copyright, trademark and other intellectual property rights to technologies and in various jurisdictions that are important to our business. Any claims asserting that our products infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our business. Any claims, with or without merit, could be time-consuming, result in costly litigation, divert the efforts of our technical and management personnel, cause product shipment delays or require us to enter into royalty or licensing agreements, any of which could significantly harm our business. Royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. In addition, our agreements with our customers typically require us to indemnify our customers from any expense or liability resulting from claimed infringement of third party intellectual property rights. In the event a claim against us was successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our products to avoid infringement, our business would be significantly harmed.

If we are unable to expand our direct sales operation and reseller distribution channels or successfully manage our expanded sales organization, our ability to increase our revenues will be harmed.

        Historically, we have relied primarily on a limited direct sales organization, supported by third party manufacturers' representatives, to sell our products domestically and on indirect distribution channels to sell our products internationally. Our distribution strategy focuses primarily on developing and expanding our direct sales organization in North America and our indirect distribution channels internationally. We may not be able to successfully expand our direct sales organization and the cost of any expansion may exceed the revenue generated. To the extent that we are successful in expanding our direct sales organization, we cannot assure you that we will be able to compete successfully against the significantly larger and well-funded sales and marketing operations of many of our current or potential competitors. In addition, if we fail to develop relationships with significant international resellers or domestic manufacturers' representatives, or if these resellers or representatives are not successful in their sales or marketing efforts, sales of our products may decrease and our business would be significantly harmed. We have granted exclusive rights to substantially all of our resellers to sell our products and to our representatives to market our products in their specified territories. Our resellers and representatives may not market our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Our inability to effectively manage the expansion of our domestic sales and support staff or maintain existing or establish new relationships with domestic manufacturer representatives and international resellers would harm our business.

Our executive officers and directors and entities affiliated with them own a large percentage of our voting stock, which could have the effect of delaying or preventing a change in our control.

        As of April 30, 2002, our executive officers, directors and entities affiliated with them beneficially owned approximately 61.3 million shares or approximately 31% of the outstanding shares of our common stock. These stockholders, acting together, may be able to effectively control matters requiring approval by stockholders, including the election or removal of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have an adverse effect on the market price of our common stock or prevent our stockholders from realizing a premium over the market price for their shares of common stock.

Delaware law and our charter documents contain provisions that could discourage or prevent a potential takeover, even if such a transaction would be beneficial to our stockholders.

        Some provisions of our Certificate of Incorporation and Bylaws, as well as provisions of Delaware law, may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions include:

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  authorizing the board to issue additional preferred stock;

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  prohibiting cumulative voting in the election of directors;

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  limiting the persons who may call special meetings of stockholders;

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  prohibiting stockholder actions by written consent;

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  creating a classified Board of Directors pursuant to which our directors are elected for staggered three-year terms; and

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  establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

Our headquarters and a portion of our manufacturing operations are located in California where natural disasters may occur.

        Currently, our corporate headquarters and a portion of our manufacturing operations are located in California. California historically has been vulnerable to natural disasters and other risks, such as earthquakes, fires and floods, which at times have disrupted the local economy and posed physical risks to our and certain of our contract manufacturers' property. We presently do not have redundant, multiple site capacity in the event of a natural disaster. In the event of such disaster, our business would suffer.

Our stock price has been and may continue to be volatile.

        The trading price of our common stock has been and may continue to be subject to large fluctuations, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

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  trends in our industry and the markets in which we operate;

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  changes in the market price of the products we sell;

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  changes in financial estimates and recommendations by securities analysts;

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  acquisitions and financings;

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  quarterly variations in operating results;

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  the operating and stock price performance of other companies that investors may deem comparable; and

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  purchases or sales of blocks of our common stock.

        Part of this volatility is attributable to the current state of the stock market, in which wide price swings are common. This volatility may adversely affect the prices of our common stock regardless of our operating performance.

We have substantially increased our indebtedness and may have insufficient cash flow to meet our debt service obligations.

        As a result of the sale of our 5 1/4 convertible subordinated notes in October 2001, we have incurred $125 million of additional indebtedness, substantially increasing our ratio of debt to total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

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  make it difficult for us to make payments on the notes;

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  make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

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  limit our flexibility in planning for, or reacting to changes in, our business; and

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  make us more vulnerable in the event of a downturn in our business.

        We will be required to generate cash sufficient to pay our indebtedness and other liabilities, including all amounts due on the notes, and to conduct our business operations. We may not be able to cover our anticipated debt service obligations. This may materially hinder our ability to make payments on the notes. Our ability to meet our future debt service obligations will depend upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control. If we fail to make payments on the notes when due, the holders of the notes could declare a default and demand immediate payment of the entire principal amount of the notes, which would significantly harm our business.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholder of the common stock offered hereby.

DIVIDEND POLICY

        We have never paid cash dividends on our common stock. We currently intend to retain earnings for use in our business and do not anticipate paying any cash dividend in the foreseeable future. Any future declaration and payment of dividends will be subject to the discretion of our board of directors, will be subject to applicable law and will depend on our results of operations, earnings, financial condition, contractual limitations, cash requirements, future prospects and other factors deemed relevant by our Board of Directors.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 500,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

        The following is a summary of the material terms of our common stock and preferred stock. Please see our certificate of incorporation for more detailed information.

Common Stock

        The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of Finisar, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. Holders of our common stock have no preemptive, conversion or redemption rights. Each outstanding share of common stock is, and all shares of common stock issued upon conversion of the notes will be, fully paid and non-assessable.

Preferred Stock

        Up to 5,000,000 shares of undesignated preferred stock are authorized for issuance. Our Board of Directors has the authority, without further action by our stockholders, to issue preferred stock in one or more series. In addition, the Board of Directors may fix the rights, preferences and privileges of any preferred stock it determines to issue. Any or all of these rights may be superior to the rights of the common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Finisar or to make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our common stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

  Holders of 5 1/4% Convertible Subordinated Notes due 2008

        Pursuant to a registration rights agreement dated as of October 15, 2001 between us and the initial purchasers of our 5 1/4% Convertible Subordinated Notes, we filed, at our expense, with the Commission a shelf registration statement on Form S-3 covering resales by holders of all notes and the common stock issuable upon conversion of the notes. The registration statement became effective on January 18, 2002. We have summarized portions of the registration rights agreement below. We are required to use our best efforts to keep the registration statement effective until the earlier of (A) the date that is two years after the last date of original issuance of any of the notes or (October 15, 2003); (B) the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise; or (C) the sale pursuant to the shelf registration statement of all securities registered thereunder.

        We will be permitted to suspend the use of the prospectus that is part of the shelf registration statement under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. If:

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  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the Commission pursuant to the Exchange Act that cures the failure of the registrations statement to be effective or usable; or

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  the prospectus has been suspended as described in the proceeding paragraph longer than the period permitted by such paragraph;

each, a registration default, additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

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  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

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  an additional 0.5% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

  New Focus, Inc.

        Under our agreement with New Focus, we agreed to file, at our expense, with the Commission a shelf registration statement on Form S-3 covering the resale of the common stock issued to New Focus. Other terms of our agreement with respect to the registration of the shares issued to New Focus are set forth under the caption "Plan of Distribution" below.

Antitakeover Provisions

  Delaware Law

        Finisar is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an "interested stockholder," unless:

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  prior to the date of the transaction, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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  the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person.

  Certificate of Incorporation and Bylaw Provisions

        Provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Finisar. These provisions could cause the price of our common stock to decrease. Some of these provisions allow us to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control of Finisar.

        Our certificate of incorporation provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the Board of Directors, because the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

SELLING STOCKHOLDER

        The shares of common stock offered hereby were originally issued by us in a private placement in connection with the acquisition of assets from New Focus, Inc. The selling stockholder, which term includes New Focus and any of its pledgees, donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the common stock offered hereby.

        The following table sets forth information as of May 28, 2002, with respect to the selling stockholder and the common stock beneficially owned by the selling stockholder that may be offered pursuant to this prospectus. Such information has been obtained from the selling stockholder. The selling stockholder does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates other than as a result of the ownership of the shares of common stock acquired in connection with the sale of assets to us, as described under the caption "Summary—Recent Developments" above. Because the selling stockholder may offer all, some or none of the common stock pursuant to this prospectus, no estimate can be given as to the amount of the common stock that will be held by the selling stockholder upon completion of this offering.

	Number of Shares of Common Stock
Selling Stockholder	Beneficially Owned(1)	Offered Hereby	Owned After the Offering
New Focus, Inc.	2,198,697	2,198,697	0

(1)
This registration statement shall also cover any additional shares of Finisar common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Finisar common stock.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the common stock offered by this prospectus. The common stock may be sold from time to time to purchasers:

  •
  directly by the selling stockholder; or

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  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of the common stock.

        The selling stockholder and any such broker-dealers or agents who participate in the distribution of the common stock may be deemed to be "underwriters." As a result, any profits on the sale of the common stock by the selling stockholder and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder was to be deemed an underwriter, the selling stockholder may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions.

        The common stock may be sold in one or more transactions at:

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  fixed prices;

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  prevailing market prices at the time of sale;

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  varying prices determined at the time of sale; or

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  negotiated prices.

        These sales may be effected in transactions:

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  on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market;

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  in the over-the-counter market; or

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  otherwise than on such exchanges or services or in the over-the-counter market.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder. The selling stockholder might not sell any or all of the common stock offered pursuant to this prospectus. The selling stockholder might instead transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        The selling stockholder and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other such person. In addition, Regulation M under the Exchange Act may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

        We agreed with the selling stockholder to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

  •
  Such time as the selling stockholder may sell all of the shares held by it without registration pursuant to Rule 144 under the Securities Act within a three-month period;

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  Such time as all of the shares have been sold by the selling stockholder; or

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  May 10, 2003 (one year after the date that we closed the acquisition of assets related to the passive optical components business of New Focus, Inc.).

        We intend to de-register any of the shares not sold by the selling stockholder at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 under the Securities Act.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Gray Cary Ware & Freidenrich LLP, Palo Alto, California. As of May 31, 2002, attorneys of Gray Cary Ware & Freidenrich LLP beneficially own an aggregate of 9,900 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of Finisar Corporation at April 30, 2001 and 2000 and for the fiscal years ended April 30, 2001, 2000 and 1999, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        The financial statements of Sensors Unlimited, Inc. incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in accounting and auditing. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance of Rule 437a promulgated under the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

        Ernst & Young LLP, independent auditors, have audited the financial statements of Demeter Technologies, Inc. at October 31, 2000 and for the period from inception (June 22, 2000) to October 31, 2000, as set forth in their report which is incorporated by reference in this prospectus and elsewhere in the registration statement. Demeter Technologies, Inc.'s financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. You may read and copy all or any portion of any materials we file with the SEC at the SEC's public reference room at Room

1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings will also be available to you on the SEC's Web site at http://www.sec.gov. Our SEC filings are also available at the offices of the Nasdaq National Market, 1730 K Street, N.W., Washington, D.C. 20006-1500.

        The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is complete:

  •
  our Annual Report on Form 10-K for the year ended April 30, 2001;

  •
  our Quarterly Report on Form 10-Q for the quarter ended July 31, 2001;

  •
  our Quarterly Report on Form 10-Q for the quarter ended October 31, 2001;

  •
  our Quarterly report on Form 10-Q for the quarter ended January 31, 2002;

  •
  our definitive Proxy Statement on Schedule 14A filed on September 7, 2001;

  •
  our Current Reports on Form 8-K, dated May 3, 2001, June 19, 2001, September 10, 2001, October 10, 2001 and March 15, 2002;

  •
  our Current Reports on Form 8-K/A, dated December 29, 2000 and February 2, 2001 which contain audited financial statements for Sensors Unlimited, Inc. and Demeter Technologies, Inc., respectively; and

  •
  our Registration Statement on Form 8-A12G, filed on November 8, 1999, which contains a description of our common stock.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Investor Relations, Finisar Corporation, 1308 Moffett Park Drive, Sunnyvale, California 94089, (408) 548-1000.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC registration fee	$644
Accounting fees and expenses	$15,000
Legal fees and expenses	$22,500
Printing and engraving expenses	$20,000
Miscellaneous expenses	$1,856

Total	$60,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law ("DGCL") permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provided that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under such law. In addition, with the approval of the Board of Directors and the stockholders, the Registrant has entered into separate indemnification agreements with its directors, officers and certain employees which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to obtain directors' and officers' insurance, if available on reasonable terms.

        These indemnification provisions may be sufficiently broad to permit indemnification of the Registrant's officers, directors and other corporate agents for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

        The Registrant's President and Chief Executive Officer, Chairman of the Board and Chief Technical Officer and Vice President-Finance and Chief Financial Officer have been named as defendants in the securities class action lawsuit described under the caption "Risk Factors-We are subject to pending legal proceedings—Securities Class Action Lawsuit" in Part I of the registration statement. These officers are likely to assert claims for indemnification in connection with that litigation. Other than the securities class action lawsuit, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

        The Registrant has obtained liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        Exhibits:

Exhibit Number	Description
3.1	Certificate of Incorporation(1)
3.2	Bylaws(2)
3.8	Certificate of Elimination regarding the Company's Series A Preferred Stock(3)
5.1	Opinion of Gray Cary Ware & Freidenrich LLP
23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24	Power of Attorney (contained in the signature page hereof)

(1)
Incorporated by reference to Exhibit 3.7 to the Company's Annual Report on Form 10-K filed July 18, 2001.

(2)
Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 filed December 21, 2000.

(3)
Incorporated by reference to Exhibit 3.8 to the Company's Registration Statement on Form S-3 filed on December 18, 2001.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on May 31, 2002.

FINISAR CORPORATION
By:	/s/ JERRY S. RAWLS Jerry S. Rawls President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry S. Rawls and Stephen K. Workman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JERRY S. RAWLS Jerry S. Rawls	President and Chief Executive Officer (Principal Executive Officer)	May 31, 2002
/s/ FRANK H. LEVINSON Frank H. Levinson	Chairman of the Board and Chief Technical Officer	May 31, 2002
/s/ STEPHEN K. WORKMAN Stephen K. Workman	Vice President, Finance, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	May 31, 2002
Michael C. Child	Director	May , 2002
/s/ ROGER C. FERGUSON Roger C. Ferguson	Director	May 31, 2002
Richard B. Lieb	Director	May , 2002
/s/ LARRY D. MITCHELL Larry D. Mitchell	Director	May 31, 2002
/s/ GREGORY H. OLSEN Gregory H. Olsen	Director	May 31, 2002

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Certificate of Incorporation(1)
3.2	Bylaws(2)
3.8	Certificate of Elimination regarding the Company's Series A Preferred Stock(3)
5.1	Opinion of Gray Cary Ware & Freidenrich LLP
23.1	Consent of Gray Cary Ware & Freidenrich LLP (contained in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, Independent Auditors
24	Power of Attorney (contained in the signature page hereof)

(1)
Incorporated by reference to Exhibit 3.7 to the Company's Annual Report on Form 10-K filed July 18, 2001.

(2)
Incorporated by reference to Exhibit 3.4 to the Company's Registration Statement on Form S-1 filed December 21, 2000.

(3)
Incorporated by reference to Exhibit 3.8 to the Company's Registration Statement on Form S-3 filed on December 18, 2001.

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TABLE OF CONTENTS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
Finisar Corporation
Recent Developments
The Offering
RISK FACTORS
RISKS RELATED TO OUR BUSINESS
USE OF PROCEEDS
DIVIDEND POLICY
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS